UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2013

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041
(Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01 Other Events.

On December 19, 2013, Apricus Biosciences, Inc. (the “Company”) issued a press release announcing that France’s National Agency for Medicines and Health Products Safety (ANSM) has granted national phase approval to Vitaros®, indicated for the treatment of patients with erectile dysfunction. The Company has now received a total of seven national phase approvals for Vitaros®, including France, Germany, Ireland, Italy, the Netherlands, Sweden and the United Kingdom following its broad approval by European health authorities in June 2013.

As previously announced in a press release issued on August 29, 2013, Swissmedic, the Agency for Therapeutic Products in Switzerland, recommended against approval of marketing authorization in Switzerland for Vitaros® for the treatment of erectile dysfunction. The Company submitted an appeal of the decision. Subsequently, the Company was notified by the Court that Swissmedic had offered to suspend the appeal and withdraw its decision rejecting Vitaros®. The Company has agreed to this and is waiting for confirmation from the Court. Once accepted, Swissmedic will issue a new decision on the approvability of the application. As such, there can be no assurance that Swissmedic will approve the application. The Company currently expects that it will provide an announcement updating the status of this application no later than with the filing of the Company’s Annual Report on Form 10‑K for the year ending December 31, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

Date: December 19, 2013	By:	/s/ Steve Martin
Name: Steve Martin
Title: Senior Vice President, Chief Financial Officer & Secretary

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